CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY WITH THE
SECURITIES AND EXCHANGE COMMISSION
ASTERISKS DENOTE OMISSIONS
EXHIBIT 10.5
CONSULTING AGREEMENT
     This Consulting Agreement (“Agreement”) is signed on April 28, 2006 and effective as of May 2, 2006 (“Effective Date”) by and between OSI Pharmaceuticals, Inc., a Delaware corporation (together with its affiliates and subsidiaries, “OSI”), having executive offices at 41 Pinelawn Road, Melville, New York 11747, and David Guyer (“Consultant”), having an address at **.
1. CONSULTING SERVICES.
     The initial phase of the Term (as defined in Section 13 hereof) shall commence on the Effective Date and continue until the day immediately prior to the first anniversary of the Effective Date and shall be referred to herein as the “Transition Phase”. The period commencing with the first anniversary of the Effective Date and continuing through the remainder of the Term shall be referred to herein as the “Consulting Period”. Consultant shall provide consulting services to OSI during the Term as follows:
(a)	During the Transition Phase, Consultant shall provide advice and consultation to, as needed and reasonably requested by, OSI and its subsidiary, (OSI) Eyetech, Inc. (“(OSI) Eyetech”) regarding the business and operations of (OSI) Eyetech so as to facilitate an orderly transition of the duties and responsibilities undertaken by Consultant prior to the Effective Date in his role as head of the (OSI) Eyetech business to his successor in such role. Consultant will be available to provide such Services not less than ** days per month for this purpose during the Transition Phase.

**	This portion has been redacted pursuant to a confidential treatment request.

(b)	During the Transition Phase and during the Consulting Period, Consultant will provide advice and consultation to, as needed and reasonably requested by, the Board of Directors of OSI and the CEO and other members of senior management of OSI relating to the field of ophthalmology. In addition, during the Term, Consultant will serve as a technical advisor to the eye disease subcommittee of the OSI Board of Directors. Consultant will be available to provide such Services not less ** days per month during the Term.

(c)	The services described in subsection (a) and subsection (b) above shall be collectively referred to herein as the “Services.”
2. DELIVERY OF CONSULTING SERVICES.
     Consultant will carry out the Services to the best of Consultant’s ability in a professional manner consistent with industry standards, in accordance with the standard of care customarily observed with regard to such services in Consultant’s profession and using the Consultant’s expertise and creative talents. Consultant will perform the Services in a timely manner and at a location, time and place that Consultant deems appropriate. Consultant will perform the Services in compliance with all applicable laws, rules and regulations.
3. COMPENSATION AND REIMBURSEMENT.
(a)	During the Transition Phase, OSI shall pay Consultant an annual retainer of $775,000 which shall be due and payable in two equal installments on November 2, 2006 and May 2, 2007. During the Consulting Period, OSI shall pay Consultant an annual retainer of $250,000 which shall be due and payable in two

**	This portion has been redacted pursuant to a confidential treatment request.

equal installments on the anniversaries of the payment dates during the Transition Phase.

(b)	OSI will reimburse Consultant for reasonable out-of-pocket expenses incurred in connection with the Consultant’s performance of the Services upon the presentation of receipts for such expenses. To the extent feasible, Consultant will use OSI-designated travel services to make all OSI requested travel arrangements.
4. USE OF OFFICE AND SUPPORT STAFF.
     During the Term, OSI shall provide to Consultant the use of an office at OSI’s Times Square facility or another OSI facility mutually agreed upon by Consultant and OSI; provided, however, that the foregoing shall in no way obligate OSI to maintain a facility in New York City for the duration of the Term. During the Term, OSI shall also provide to Consultant administrative support services mutually agreed upon by OSI and Consultant.
5. CONFIDENTIALITY.
(a)	“Confidential Information” means confidential or proprietary information of OSI either disclosed orally, graphically, in writing, or in electronic or other form to or otherwise learned by Consultant during the course of his employment by OSI and (OSI) Eyetech and under this Agreement or that should reasonably be known by Consultant to be confidential or proprietary to OSI, including but not limited to information relating to OSI’s research, development, preclinical and clinical programs, data and results; product candidates and products; inventions, works of authorship, trade secrets, processes, conceptions, formulas, patents, patent applications and licenses; IP Rights (as defined in Section 8); business, product, marketing, sales, scientific and technical strategies, programs and results, including costs and prices; suppliers, manufacturers, customers, market data, personnel, and consultants; and other confidential matters related to OSI, but not including Consultant’s general knowledge and know how.
(b)	Subject to Section 5(c), until ** years after the expiration or termination of this Agreement, Consultant:
(i)	shall not use Confidential Information for his own benefit or the benefit of any third party except solely for the purpose of performing Services;

(ii)	shall hold Confidential Information in strictest confidence and shall not disclose Confidential Information to others;

(iii)	shall use reasonable efforts to protect the confidentiality of Confidential Information; and

(iv)	shall notify OSI as promptly as practicable of discovery of any unauthorized use or disclosure of Confidential Information.
(c)	Consultant’s obligations under Section 5(b) shall not apply to any Confidential Information that:
(i)	is now, or becomes in the future, publicly available other than by an act or omission of Consultant in violation of this Section 5;

(ii)	a third party discloses to Consultant, without any legal restriction on disclosure known to Consultant, and without any breach of any direct or indirect obligation of confidentiality to OSI known to Consultant; or

**	This portion has been redacted pursuant to a confidential treatment request.

(iii)	was or is independently developed by Consultant or others on Consultant’s behalf without using any Confidential Information or violating any of Consultant’s obligations under this Agreement.
(d)	Notwithstanding other provisions of this Agreement, Consultant may disclose Confidential Information to the extent and to the persons or entities required under applicable governmental law, rule, regulation or order, provided that Consultant (i) first gives prompt notice of such disclosure requirement to OSI so as to enable OSI to seek any limitations on or exemptions from such disclosure requirement and (ii) reasonably cooperates at OSI’s request in any such efforts by OSI, at OSI’s expense.

(e)	Upon the earlier of the completion of the Services or OSI’s request for any reason at any time, Consultant will (i) immediately cease all commercial use of Confidential Information and notify OSI and (ii) promptly, at OSI’s instruction, either return to OSI or destroy all Confidential Information that exists in tangible form, including destroying (but not returning to OSI) any copies, extracts, summaries, or derivative works thereof, and certify in writing to OSI the completion of such return and/or destruction.

(f)	OSI retains all right, title and interest in and to Confidential Information. This Agreement gives Consultant no right or license to any Confidential Information or any intellectual property or other rights owned by or licensed to OSI, by implication or otherwise, except the right to use Confidential Information solely for performance of Services. OSI may freely transfer, disclose and/or use Confidential Information for its or others’ purposes.

6. CERTAIN AGREEMENTS.
(a)	During the Term, Consultant shall not serve as an employee of, or consultant to, or owner of more than ** of the equity of, any company that is a Competing Business at the time Consultant serves in such capacity. For purposes of this Agreement, “Competing Business” means (i) during the period beginning on the Effective Date and ending on the first anniversary of the Effective Date, any company that ** of **, (ii) during the period beginning on the first anniversary of the Effective Date and ending on the second anniversary of the Effective Date, any company that ** and (iii) at any time during the Term, any company that **. For the avoidance of doubt, **.

(b)	During the Term, Consultant shall not, individually or on behalf of or through any third party, directly or indirectly, (i) solicit, entice or persuade or attempt to solicit, entice or persuade any employees of or consultants to OSI to leave the service of OSI for any reason, or employ, cause to be employed, or solicit the employment of, any employees of or consultants to OSI while any such person is providing services to OSI, or (ii) solicit, divert or appropriate or attempt to solicit, divert or appropriate, any customers of OSI’s Eye Business for the purpose of directly competing with OSI’s Eye Business. For purposes of this Section 6, “Eye Business” shall specifically refer to **.
7. INJUNCTIVE RELIEF.
     Consultant expressly acknowledges that any breach or threatened breach of any of the terms and/or conditions set forth in Sections 5 and 6 of this Agreement will result in substantial,

**	This portion has been redacted pursuant to a confidential treatment request.

continuing and irreparable injury to OSI. Therefore, in addition to any other remedy that may be available to OSI, OSI will be entitled to injunctive or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of Sections 5 and 6 of this Agreement.
8. INTELLECTUAL PROPERTY.
     Consultant hereby assigns to OSI all of Consultant’s right, title and interest in and to any intellectual property rights arising from inventions, software programs, databases or other discoveries made, conceived, reduced to practice, authored or otherwise developed solely or jointly by Consultant or any of Consultant’s employees or agents in whole or in part through use of Confidential Information or in the course of performing Services (“IP Rights”). Consultant hereby grants OSI an irrevocable power of attorney to execute on Consultant’s behalf patent and copyright applications or other such documents required to protect, enforce or perfect OSI’s right, title and interest in and to such IP Rights.
9. PUBLICATION.
     Consultant agrees that, during the term of this Agreement and for a period of ** years from termination of this Agreement, if for any reason Consultant wishes to present or publish scientific articles or papers concerning Consultant’s own research work, the content of which is based on Confidential Information first received from OSI, Consultant shall submit such proposed presentations, articles and papers to OSI for its review and possible action to protect OSI’s patent rights at least ** days prior to the publication or disclosure date. OSI will promptly review Consultant’s proposed presentations or publications.**

**	This portion has been redacted pursuant to a confidential treatment request.

10. REPRESENTATION AND WARRANTIES.
     Consultant represents and warrants to OSI that:
(a)	Consultant has the full right, power and authority to enter into this Agreement and perform its obligations hereunder without the consent of any third party and without breach of any agreements with or obligations to any third party;

(b)	Consultant will not grant, transfer, assign or convey, directly or indirectly, any right, title or interest in or to any IP Rights to any third party;

(c)	Consultant has not entered and will not enter into any agreement with or obligation to a third party inconsistent, incompatible, or conflicting with its obligations under this Agreement; and

(d)	Consultant will inform OSI immediately of any contracts or subject matter with which Consultant or members of Consultant’s family are engaged in that may in any way raise a conflict of interest between Consultant and OSI.
11. INDEMNIFICATION.
     Each party will defend, indemnify and hold harmless the other party, its officers, directors, employees and agents from and against any and all losses, liabilities, damages, expenses and costs (including reasonable attorney’s fees) (“Losses”) directly caused by or resulting from a material breach of this Agreement by such party, except to the extent such Loss was caused by the gross negligence or willful misconduct of the party (including its officers, directors, employees and agents) seeking indemnification. Each party will notify the other party promptly upon learning of a claim, demand, suit, or proceeding of which it is aware that would reasonably be expected to give rise to a Loss, and the potentially indemnifying party may control defense and settlement thereof provided it does so diligently, in good faith and using reasonably experienced counsel with expertise in the relevant field. The potentially indemnified party will reasonably cooperate in such defense and/or settlement at the potentially indemnifying party’s request and expense and may participate at its own expense using its own counsel.
12. WAIVER AND RELEASE.
     Except with respect to compensation set forth in Section 3, Consultant hereby waives, fully releases and forever discharges OSI and its agents, employees, successors and assigns from and against any and all demands, claims, actions, causes of action, rights, suits, covenants, contracts and agreements of any kind, known or unknown, absolute or contingent, determined or speculative, both in law and in equity, brought or made by or on behalf of Consultant, arising out of Consultant’s services under and pursuant to the Agreement.
13. TERM AND TERMINATION.
(a)	The term of this Agreement shall commence on the Effective Date and expire on the fourth anniversary of the Effective Date (the “Term”) unless earlier terminated under this Section 13.

(b)	Either party may terminate this Agreement for a material breach by the other party upon ** days’ written notice specifying the breach unless such breach is cured within such ** day period.

(c)	The Consultant may terminate this Agreement at any time and for any reason upon ** days’ written notice to OSI.

(d)	Expiration or termination of this Agreement shall not affect accrued rights or obligations of the parties. Sections 5, 7, 8, 9, 10(c), 10(d), 10(e), 11, 12, 13(d), 15, 16, 17 and 18 shall survive termination or expiration of this Agreement.

**	This portion has been redacted pursuant to a confidential treatment request.

14. CHANGE OF CONTROL.
     Upon a “Change of Control” of OSI, all amounts remaining to be paid to Consultant under this Agreement shall become immediately due and payable and this Agreement shall terminate. “Change of Control shall be defined as ** .
15. STOCK OPTIONS.
     The Consultant’s stock options to acquire common stock of OSI shall not terminate as a result of the termination of Consultant’s employment with OSI and commencement of this consulting arrangement, but instead shall continue to vest during the Term on the same terms as they would have vested if Consultant had remained employed by OSI during such time period.
16. ACKNOWLEDGEMENT.
     OSI acknowledges that Consultant intends to commence immediately a relationship, which may be as a partner, consultant, advisor, employee, or in some other capacity, with SV Life Sciences. Without limiting the generality of the foregoing, OSI acknowledges that Consultant may, during the Term, (i) serve as an employee or partner of, or consultant to, any venture capital firm or other institutional investor, (ii) assist in the evaluation of investment opportunities by any venture capital firm or other institutional investor, and (iii) serve on the board of directors of, or as an employee of or consultant to, any company that is not a Competing Business. In particular, the Consultant has advised OSI that he may, and OSI acknowledges that Consultant may, join the board of directors of each of Optos plc, a retinal imaging company, and NeoVista, Inc., a company developing a radiation probe device for macular degeneration.

**	This portion has been redacted pursuant to a confidential treatment request.

17. INDEMNITY.
     From the Effective Date through the sixth anniversary of the last day of the Term, OSI and (OSI) Eyetech shall jointly and severally indemnify the Consultant, and hold the Consultant harmless against, all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or by reason of the fact that the Consultant is or was an officer, director, employee or agent of OSI or any of its subsidiaries, to the fullest extent permitted under Delaware law. OSI shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by the Consultant in connection with his enforcement of his rights provided in this Section 17. The provisions of this Section 17 are intended to be in addition to the rights otherwise available to the Consultant by law, charter, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, the Consultant and his heirs and representatives.
18. GENERAL.
(a)	This Agreement shall be interpreted and enforced in accordance with the laws of the State of New York, regardless of any choice of law principles that would cause the application of the law of any other jurisdiction. The parties will submit any dispute or claim arising under this Agreement to the exclusive jurisdiction of the U.S. federal or New York state courts within the counties of New York or Suffolk, and the parties hereby submit to, and waive any objection to, personal jurisdiction and venue in such courts for such purpose.

(b)	Any purported assignment or delegation by Consultant of this Agreement in whole or in part without the prior written consent of OSI shall be void. OSI has the unconditional right to assign this Agreement if there is no resulting material change in the scope of the Services. This Agreement shall be binding upon the parties, their successors and their permitted assigns.
(c)	All notices under this Agreement shall be in writing and shall be deemed given upon personal delivery, delivery by internationally- or nationally-recognized bonded courier service, or seven days after sending by certified or registered mail, postage prepaid and return receipt requested, to the following addresses of the respective parties or such other address as given by notice under this Section 18(c):

OSI:	OSI Pharmaceuticals, Inc.
At the address set forth at the beginning of this Agreement
Attention: General Counsel

Consultant:	David Guyer
At the address set forth at the beginning of this Agreement
(d)	During the Term, Consultant agrees to abide by the terms of OSI’s insider trading policy attached hereto as Exhibit A; provided, however, that Consultant may enter into a trading plan compliant with Rule 10b5-1 under the Securities Exchange Act of 1934 providing for a sale by Consultant of securities of OSI at times that would otherwise be prohibited by OSI’s insider trading policy.

(e)	During the term of this Agreement, Consultant will not improperly use or disclose to OSI any proprietary information or trade secrets of any former or concurrent employer or other person or entity.

(f)	Consultant recognizes that OSI has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on OSI’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out Consultant’s work for OSI consistent with the OSI’s agreement with such third party.
(g)	This Agreement sets forth the complete, final and exclusive agreement between the parties and supersedes and terminates all prior written and oral agreements and understandings between Consultant, on the one hand, and OSI and its subsidiaries, including (OSI) Eyetech, on the other hand, other than the stock option agreements between OSI and Consultant. No amendment to, or waiver of right under, this Agreement is effective unless in writing signed by authorized representatives of the parties. No waiver by a party of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by a party of any right under this Agreement shall be construed as a waiver of any other right. If any provision of this Agreement is judicially or administratively determined to be unenforceable, the provision will be reformed to most nearly approximate the parties’ original intent, but otherwise this Agreement will continue in full force and effect.

(h)	Consultant’s relationship with OSI will be that of an independent contractor, and nothing in this Agreement shall be construed to create a partnership, joint venture, or employer-employee relationship. Consultant is not the agent of OSI and is not authorized to make any representation, contract, or commitment on behalf of OSI. Consultant will be solely responsible for all tax returns and payments required to be filed with or made to any federal, state or local tax authority with respect to Consultant’s performance of services and receipt of fees under this Agreement. Consultant will not be entitled to any of the benefits that OSI may make available to OSI employees, such as group insurance, profit-sharing or retirement benefits. OSI will regularly report amounts paid to Consultant by filing Form 1099-MISC with the Internal Revenue Service as required by law, and OSI will not withhold or make payments for social security, make unemployment insurance or disability insurance contributions, or obtain worker’s compensation insurance on Consultant’s behalf. Consultant accepts exclusive liability for complying with all applicable state and federal laws governing self-employed individuals, including obligations such as payment of taxes, social security, disability and other contributions based on fees paid to Consultant, its agents or employees under this Agreement, and will defend, indemnify and hold harmless OSI from and against any and all such taxes or contributions, including penalties and interest.
(i)	This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     The parties hereto have entered into this Agreement as of the Effective Date by their duly authorized representatives.

/s/	OSI PHARMACEUTICALS, INC.
David Guyer
(Consultant)

Social Security Number	By:	/s/

**

**	This portion has been redacted pursuant to a confidential treatment request.
[Signature page to consulting agreement]

Exhibit A**

**	This portion has been redacted pursuant to a confidential treatment request.